UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 8, 2023

AEHR TEST SYSTEMS
(Exact name of registrant as specified in its charter)

California	000-22893	94-2424084
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 KATO TERRACE FREMONT, CA 94539
(Address of principal executive offices, including zip code)

510-623-9400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AEHR	The NASDAQ Capital Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2023, the Board of Directors (the "Board") of Aehr Test Systems (the "Company") appointed Chris Siu as the Company's Executive Vice President of Finance, Chief Financial Officer and Secretary, effective upon his hire date of June 1, 2023. Mr. Siu will replace Kenneth B. Spink who will remain through his retirement on August 31, 2023 to assist in the transition.

Mr. Siu, age 52, brings more than 27 years of finance and accounting experience in the semiconductor, medical equipment, and public accounting industries. Before joining Aehr Test Systems, he most recently served four years in senior finance executive positions at publicly traded Ultra Clean Technologies, a global leading developer and supplier of critical subsystems, components and parts, and ultra-high purity clean and analytical services primarily for the semiconductor and semiconductor equipment industry, including Senior Vice President of Finance, Corporate Treasurer, and Chief Accounting Officer. Prior to Ultra Clean Technologies, Mr. Siu held senior management roles at PDF Solutions and also GlobalFoundries, a multinational semiconductor manufacturing company, where he served for eight years including leading all global accounting functions as Corporate Controller for four years. He was also Chief Accounting Officer and Director of Finance at semiconductor company Trident Microsystems and served in several senior finance management positions at medical device and software manufacturer Varian Medical Systems. Mr. Siu also worked three years with Deloitte and left as an Audit Manager, and began his career in public accounting serving over five years with EY. He is a Certified Public Accountant (inactive) in California. Mr. Siu holds a Bachelor of Science degree in Accounting from Brigham Young University in Hawaii and a Master of Business Administration degree from the University of California at Berkeley.

Mr. Siu does not have a family relationship with any member of the Board or any executive officer of the Company, and Mr. Siu has not been a participant or had an interest in any transaction with the Company that is reportable under Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Siu’s appointment is attached hereto as Exhibit 99.1.

Compensatory Arrangement with Chris Siu

In connection with the appointment of Mr. Siu to his position as the Company's Executive Vice President of Finance, Chief Financial Officer and Secretary, Mr. Siu will receive, among other things, an annual base salary of $336,000 and will be eligible to receive an annual cash bonus with a target of 75% of his base salary. In addition, the Board approved an initial grant of the Company's common stock under the Company's 2016 Equity Incentive Plan to Mr. Siu with a value of $600,000 subject to vesting over a four (4) year period at a rate of one sixteenth (1/16th) per quarter effective upon his hire date of June 1, 2023 (subject to potential acceleration of vesting in the event of a change of control of the Company). Mr. Siu will also receive an annual grant equal to 134% of his base salary as measured as of the grant date, to be vested over a four (4) year period at a rate of one sixteenth (1/16th) per quarter, beginning with the Company’s 2025 fiscal year grants. Mr. Siu will also enter into the Company's standard indemnification agreement in the form previously approved by the Board. Mr. Siu will also enter into a Change of Control Agreement which provides, among other things, severance benefits based upon termination following a change of control of twelve months base pay, twelve months prorated cash and equity bonuses, the full vesting of all equity instruments, and twelve months health coverage and benefits.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated May 31, 2023.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aehr Test Systems (Registrant)

Date: May 31, 2023	By:	/s/ Kenneth B. Spink
Kenneth B. Spink
Vice President of Finance and
Chief Financial Officer

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